Exhibit 99.1
Repros Therapeutics Inc. Announces That Proellex Significantly Reduces Pain in a U.S.
Phase 2 Clinical Trial in Women with Moderate to Severe Endometriosis
THE WOODLANDS, Texas—(BUSINESS WIRE) July 11, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) released positive results from an interim analysis of its U.S. Phase 2 endometriosis trial. The study was designed to assess the effect of Proellex on symptom control in women with endometriosis who have moderately severe to severe pain. The data show that pain, the most troublesome symptom associated with endometriosis, is statistically and clinically meaningfully reduced in one to two months of treatment compared with placebo. These results clearly confirm and extend the positive results that were obtained from the initial proof of concept study done in Europe 18 months ago. In that study relief of pain was also rapid and sustained but most pronounced with the Proellex 50 mg dose which was superior to the active control Lupron®.
Study Results
This U.S. based endometriosis clinical trial was designed to study the efficacy of Proellex in women with significant pain associated with endometriosis. On request from the FDA the Biberoglu and Behrman Symptom Severity Scale, which is usually used for assessment of pain associated with endometriosis, was modified for this study [a Mean Endometriosis Symptom Severity Scale (“MESSS”), with a maximum patient reported score of 9 for the most severe pain was created, and the effect of concurrent analgesic use was removed from the assessments, thus reflecting a pain score not affected by concomitant analgesic use]. The baseline patient reported MESSS scores for subjects randomized to placebo, 25 mg or 50 mg Proellex were 7.3, 6.9 and 7.0 respectively. These MESSS scores confirm that the subjects were experiencing clinically significant pain. There was no statistically significant difference in pain severity between the treatment groups at baseline (p 0.36 – 0.92). Data were analyzed for subjects completing one month, 2 months and all combined who completed one and two months. The planned total study duration is 4 months and this interim analysis presents results from the initial two months of double-blind therapy. At the end of the first month of treatment, patient reported pain scores for placebo (n=11), 25 mg (n=10) and 50 mg Proellex (n=9) were 4.0, 2.2 and 2.6, indicating a 45% and 35% reduction in pain scores compared with placebo. At the end of the second month of treatment, reported scores for placebo (n=7), 25 mg (n=8) and 50 mg Proellex (n=8) were 4.50, 1.25 and 1.75 indicating a 72% and 61% reduction in pain scores respectively compared with placebo. These reductions were statistically significant compared with placebo (Proellex 25 mg vs placebo p 0.0018, Proellex 50 mg vs placebo p 0.0064). At no time point was there a statistically significant difference between the Proellex 25 mg and 50 mg treatments. The majority of adverse events were mild and similar in frequency and character between the three treatment groups.
Andre van As MD, PhD, Senior Vice President of Medical and Regulatory Affairs for Repros, stated “The results from this study have shown that there is a rapid reduction of pain in the first month of treatment and a progressive reduction of pain in the second month of treatment which is statistically significant. These data add strength to our initial endometriosis study which was performed in subjects with less severe pain than the current study. Taking into account that subjects qualifying for this study had to have a pain severity level at or greater than the 66th percentile of the patient reported scale, this reduction of endometriosis-associated pain represents a clinically very meaningful and important benefit for women who live with this intense discomfort for a large proportion of their reproductive years. The current study very strongly suggests that pain of all severities due to endometriosis can be controlled by Proellex. This interim analysis has also indicated that the predicted probability of the completed study finding the MESSS endpoint statistically significant is approximately 98%. We are very excited about the outcome of this preliminary interim analysis and are enthusiastic about taking the clinical development of the endometriosis indication further.”
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447